Exhibit 16.1

February 6, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Brightcove Inc. (copy attached), which we understand have been filed with the Securities and Exchange Commission, pursuant to Item 304 of Regulation S-K, as part of the “Change in Independent Registered Public Accounting Firm” disclosures in the Form S-1 of Brightcove Inc. We agree with the statements concerning our Firm in such Form S-1.

Very truly yours,

/s/ PricewaterhouseCoopers LLP